Exhibit 8.1

Ctrip.com International, Ltd.

List of Significant Consolidated Entities

Significant Subsidiaries*

C-Travel International Limited, a Cayman Islands company

Ctrip.com (Hong Kong) Limited, a Hong Kong company

Ctrip Computer Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Information Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Network Technology (Shanghai) Co., Ltd., a PRC company

Wancheng (Shanghai) Travel Agency Co., Ltd., a PRC company

Shanghai Hecheng International Travel Agency Co., Ltd., a PRC company

Beijing Ctrip International Travel Agency Co., Ltd., a PRC company

Shanghai Ctrip International Travel Agency Co., Ltd., a PRC company

Chengdu Ctrip International Travel Agency Co., Ltd., a PRC company

Chengdu Information Technology Co., Ltd., a PRC company

Qunar Cayman Islands Limited, a Cayman Islands company

Beijing Qunar Software Technology Co., Ltd., a PRC company

Significant Consolidated Affiliated Chinese Entities*

Shanghai Ctrip Commerce Co., Ltd., a PRC company

Shanghai Huacheng Southwest International Travel Agency Co., Ltd., a PRC company†

Chengdu Ctrip Travel Agency Co., Ltd., a PRC company

Beijing Qu Na Information Technology Co., Ltd., a PRC company

*                 Other consolidated entities of Ctrip.com International, Ltd. have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.

†      Shanghai Huacheng Southwest International Travel Agency Co., Ltd. is the wholly-owned subsidiary of Shanghai Ctrip Commerce Co., Ltd, a consolidated affiliated Chinese entity of Ctrip.com International, Ltd.